EXHIBIT 10.2

PIERRE FOODS, INC.

FISCAL 2007

EXECUTIVE INCENTIVE COMPENSATION PLAN

1.                                      PURPOSE OF THE PLAN.

The purpose of the Pierre Foods, Inc. Fiscal 2007 Executive Incentive Compensation Plan is to provide certain executives of Pierre Foods, Inc. with incentive compensation based upon the achievement of financial, business and other performance criteria.  The Plan is an annual Plan with quarterly partial interim bonus payments.

2.                                      DEFINITIONS.

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)                                  “Award” means a cash bonus award granted pursuant to the Plan.

(b)                                 “Board” means the Board of Directors of the Company.

(c)                                  “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(d)                                 “Committee” means the Compensation Committee of the Board, or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder.

(e)                                  “Company” means Pierre Foods, Inc., a North Carolina corporation.

(f)                                    “Direct Contribution” means net sales less standard cost of goods sold, less direct expenses, including but not limited to, freight and selling expenses, based upon the Company’s financial statements, as determined by the Committee with respect to Awards to the President and CEO, or by the Committee together with the President and CEO in all other cases.

(g)                                 “EBITDA” means earnings before interest, taxes, depreciation and amortization, based upon the Company’s financial statements, as determined by the Committee with respect to Awards to the President and CEO or by the Committee together with the President and CEO in all other cases.

(h)                                 “Effective Date” means the date on which the Plan takes effect in accordance with Section 12 of the Plan.

(i)                                     “Estimated Award” has the meaning ascribed to it in Section 5(c).

(j)                                     “Fiscal 2007” means the Company’s fiscal year ending March 3, 2007.

(k)                                  “Maximum Award” means the maximum Award which a Participant can earn pursuant to the Plan as set forth on Schedule I.

(l)                                     “Participant” means the President and CEO and such other executives of the Company who are selected by the Committee together with the President and CEO to participate in the Plan pursuant to Section 4 of the Plan.

(m)                               “Performance Period” means Fiscal 2007.

(n)                                 “Plan” means the Pierre Foods, Inc. Fiscal 2007 Executive Incentive Compensation Plan.

(o)                                 “President and CEO” means the President and Chief Executive Officer of the Company.

3.                                      ADMINISTRATION.

The Plan shall be administered by the Committee for purposes of any Award granted to the President and CEO.  For all other Awards, the Plan shall be administered by the President and CEO with oversight by the Committee.  The President and CEO shall be a Participant in the Plan and shall have the authority to select the other executives to be granted Awards under the Plan.  The Committee, with respect to the President and CEO, and the Committee together with the President and CEO with respect to all other Participants, shall have the authority to determine the size and terms of Awards (subject to the limitations imposed on Awards in Section 5 below), to modify the terms of any Award that has been granted, to determine the time when Awards will be made, the amount of any payments pursuant to such Awards, and the Performance Period to which they relate, to establish performance objectives in respect of such Performance Periods and to determine whether such performance objectives were attained.  The Committee with respect to the President and CEO, and the Committee together with the President and CEO with respect to all other Participants, is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan.  Any decision of the Committee or the President and CEO, in their respective roles as administrators of the Plan, in the interpretation and administration of the Plan, as described herein, shall lie within their sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.  Determinations made by the Committee or the Committee together with the President and CEO under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.

4.                                      ELIGIBILITY AND PARTICIPATION.

(a)                                  Participants.  The President and CEO shall be a Participant in the Plan, and shall select the other executives who shall be Participants for the Performance Period.  Participants shall be selected from among the employees of the Company and the designation of Participants may be made individually or by groups or classifications of employees, as the Committee together with the President and CEO deem appropriate.

(b)                                 New Hires; Promotions.  If an employee other than the President and CEO becomes a Participant after the commencement of the Performance Period, the Committee together with the President and CEO, in their sole discretion, shall determine the date on which the Participant will be entitled to participate in the Plan, the performance objectives, amount of Award and other terms applicable to such Participant.  New employees (who are determined to be Participants by the Committee together with the President and CEO) shall be eligible to participate in the Plan in the first full fiscal quarter of his or her employment.  If a Participant is transferred or promoted before the end of the Performance Period, the Committee together with the President and CEO, in their sole discretion, shall determine whether such Participant shall be entitled to continue to participate in the Plan, and if so, the performance objectives, amount of Award and other terms and conditions applicable to such Participant.  Unless otherwise specifically determined by the Committee together with the President and CEO, any Participant who is promoted during the Participation Period shall continue under the Plan as if he or she was not promoted.

5.                                      AWARDS.

(a)                                  Performance Objectives.  Awards under the Plan shall be conditioned on the attainment of written performance objectives.  Performance objectives and Awards shall be recommended by the President and CEO and determined and approved by the Committee for the Performance Period and may include, among other things, objectives relating to EBITDA and Direct Contribution.  The Committee, with respect to Awards to the President and CEO, and based upon the recommendation by the President and CEO in all other cases, shall determine whether and to what extent each performance objective has been met.  In determining whether and to what extent a performance objective has been met, the Committee or the Committee together with the President and CEO, as applicable, may consider such matters as they deem appropriate.

(b)                                 Amount Payable.  The amount payable pursuant to an Award shall be determined by the Committee (upon recommendation by the President and CEO for all Awards other than Awards to the President and

CEO) in its sole discretion based on the applicable performance objectives and their determination of whether and to what extent each applicable performance objective has been met; provided, however, that in no event shall a Participant be paid more than the Maximum Award applicable to such Participant.  Unless otherwise specifically determined by the Committee together with the President and CEO with respect to a Participant, Awards for the Performance Period shall be based upon a Participant’s salary at the commencement of the Performance Period.

(c)                                  Payment.  As soon as practicable after the end of each fiscal quarter during the Performance Period, the Company shall estimate the total Award for the Performance Period that will be payable to each Participant based upon (i) the actual performance of the Company through the end of such fiscal quarter and (ii) the projected performance of the Company for the remainder of the Performance Period (the “Estimated Award”).  Subject to the terms and conditions of the Plan, for each of the first three fiscal quarters during the Performance Period, the Company shall pay each Participant an amount equal to one-fourth (1/4) of seventy-five percent (75%) of the total Estimated Award for such Participant.  The final payment of the Award shall include the total Award for the Performance Period less any payments made for each of the first three fiscal quarters during the Performance Period.  The final payment is not payable to a Participant if the Participant ceases to be a Participant at any time prior to the end of the Performance Period.  Following the completion of the annual audit of the Company’s financial statements and the filing of such financial statements with the Securities and Exchange Commission, subject to the terms and conditions of the Plan, a fourth and final payment shall be made to each Participant reflecting the actual attainment of the performance objectives.

(d)                                 Termination of Employment.  If a Participant’s employment is terminated during the Performance Period for any reason, the Participant shall forfeit any and all Awards for the Performance Period.  Payment of Awards to Participants whose employment is terminated following the end of any fiscal quarter, but prior to the expiration of the Performance Period, shall be paid at the sole and exclusive discretion of the Committee together with the President and CEO (or with respect to the President and CEO, the sole and exclusive discretion of the Committee).  Unless otherwise specifically determined by the Committee with respect to the President and CEO, or the Committee together with the President and CEO with respect to any other Participants, no payments shall be made to any Participant for any quarter in which the Participant was not an employee for the entire quarter.

6.                                      NO RIGHT TO EMPLOYMENT.

Neither the Plan nor any action taken hereunder shall be construed as conferring upon any Participant the right to continued employment by the Company or limit in any way the Company’s right to terminate any Participant’s employment at will or in accordance with such employee’s written employment agreement, if any.

7                                         NONTRANSFERABILITY OF AWARDS.

An Award shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution.

8.                                      TAXES; OFFSET OF AWARDS.

Prior to the payment of an Award, the Company may withhold, or require the Participant to remit to the Company, an amount sufficient to pay any federal, state, and local taxes associated with the Award.  Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, may reduce any amounts otherwise payable to any Participant hereunder in order to satisfy any liabilities owed to the Company by the Participant.   All Awards shall be considered salary of the Participant for purposes of the Company’s 401(k) Plan.

9.                                      ADJUSTMENTS UPON CERTAIN EVENTS; AMENDMENTS; TERMINATION.

The Committee together with the President and CEO shall have the discretion to decrease, but not increase, the amount of any payment otherwise payable pursuant to an Award based on such factors as they shall deem appropriate.  In the event of any material change in the business assets, liabilities or prospects of the Company, or any division of the Company, the Committee together with the President and CEO, in their sole discretion and without liability to any person may make such adjustment, if any, as they deem to be equitable as to any affected terms of outstanding Awards (other than with respect to Awards to the President and CEO).  In addition, the Committee together with the President and CEO may at any time without notice, amend or alter the performance objectives or any part thereof with respect to Awards (other than with respect to Awards to the President and CEO).  The Committee together with the President and CEO may amend, alter or discontinue the Plan or any part thereof.

10.                               MISCELLANEOUS PROVISIONS.

The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants’ rights to the payment hereunder shall be no greater than the rights of the Company’s unsecured creditors.  All expenses involved in administering the Plan shall be borne by the Company.

11.                               CHOICE OF LAW.

The Plan shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and to be performed in the State of Ohio.

12.                               EFFECTIVENESS OF THE PLAN.

The Plan shall become effective on the date it is approved by the Board and will continue in effect until terminated by the Board.

SCHEDULE I

MAXIMUM AWARDS

President and Chief Executive Officer	No Cap

All Participants other than	No Cap
the President and Chief Executive
Officer